Exhibit 21.1

Subsidiaries of the Company

-  Synthesis Energy Holdings, Inc. (Florida corporation)

-  Owns 100% of:

-  Synthesis Energy Systems LLC (West Virginia corporation)

-  Synthesis Energy Systems, Inc. (British Virgin Islands corporation)

-  Owns 100% of:

-  Radiance Generation, Inc. (British Virgin Islands corporation)

-  Synthesis Energy Systems Investments, Inc. (Mauritius corporation)

-  Synthesis Energy Investment Holdings, Inc. (Mauritius corporation)

-  Synthesis Energy Technology Holdings, Inc. (Mauritius corporation)

-  Synthesis Energy Systems (Shanghai) Co., Ltd. (Chinese corporation)

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